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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CKE Restaurants, Inc.:

We consent to the use of our report dated April 23, 2001 with respect to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2001, and related financial statement schedule, incorporated herein by reference and to the reference to our firm under the headings "Summary-Selected Consolidated Financial Data-CKE Restaurants, Inc." and "Experts" in the prospectus.


/s/ KPMG LLP

Orange County, California
December 21, 2001